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                             Confidential Treatment

                                                                    Exhibit 10.1

                           Research Collaboration and
                                License Agreement

                          Cubist Pharmaceuticals, Inc.
                       Novalon Pharmaceuticals Corporation

                             Dated as of May 5, 1997


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                             Confidential Treatment

                  Research Collaboration and License Agreement

         RESEARCH COLLABORATION AND LICENSE AGREEMENT, dated as of May 5, 1997 (the Effective Date), by and between Cubist Pharmaceuticals, Inc., a Delaware corporation (Cubist) and Novalon Pharmaceutical Corporation, a
Delaware corporation (Novalon).

         WHEREAS, Cubist and Novalon have entered into a Series B Convertible Preferred Stock Purchase Agreement, dated as of May 5, 1997 (the Stock Purchase Agreement), pursuant to which Cubist purchased shares of the Series B Convertible Preferred Stock of Novalon and agreed to engage in a collaborative "BioKeys" research project and the "ElectroScreen" research project with Novalon.

         WHEREAS, pursuant to Section 7.6 of the Stock Purchase Agreement, Cubist and Novalon agreed to negotiate and enter into this Agreement to set forth in greater detail the rights and obligations of the parties with respect to the research projects.

         WHEREAS, Novalon has the right to grant licenses with respect to certain Novalon Patent Rights and Novalon Technology (as each is defined herein) and desires to grant a license thereto; and

         WHEREAS, Cubist desires to obtain a license to use and practice the Novalon Patent Rights and Novalon Technology to develop products;

    NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cubist and Novalon hereby agree as follows:

         Section 1. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in Schedule I annexed hereto.

         Section 2.      Research Collaboration.


               2.1  Collaboration.

          (a) Cubist and Novalon hereby agree (i) to engage in the Collaborative "BioKeys" Research Project and the "ElectroScreen" Research Project, all as described in Exhibit A, (ii) to engage in the research activities described in Section 2.1(b) and
               (c) below and (iii) to engage in such other research activities as the parties may agree upon from time to time. The terms and Conditions of the Collaboration


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               and of all research activities of the parties pursuant to the
               Collaboration shall be governed by, to the extent applicable, the provisions of this Agreement and such other provisions as the parties may agree upon in writing from and after the date hereof. The term of the Collaboration shall commence on the date hereof and end on February 5, 2001, provided that Cubist shall be entitled to terminate the Collaboration at any time from and after the end of the Minimum Research Period by giving Novalon at least thirty (30) days prior written notice of termination.


          (b) During the Minimum Research Period, Cubist and Novalon shall engage in the research activities described in Exhibit A. The respective tasks, activities and obligations of the parties during the Minimum Research Period are set forth in Exhibit A.

          (c)  In the event that Cubist elects not to exercise the Acquisition
               Option, Cubist shall, within [            ]* after the
               Acquisition Option Expiration Date, deliver to Novalon a schedule listing all of the research programs then being conducted by Cubist (the Specified Research Programs, Exhibit B describes the current research programs at Cubist). During the Remaining Research Period, Novalon and Cubist shall (i) continue the research activities described in Exhibit A, (ii) engage in such research, screening, target discovery and validation, and drug discovery and development activities as Cubist shall request, provided that such research, screening, target discovery and validation, and drug discovery and development activities are related to, or involve, biological targets that are within the scope of the Specified Research Programs and (iii) engage in such other research activities as the parties may agree upon from time to time. The respective tasks, activities and obligations of the parties in connection with any of the matters on which the parties are collaborating during the Remaining Research Period shall be mutually agreed upon by the parties.

               2.2  Funding.

          (a) On the first day of each month during the Minimum Research Period and on the first day or the first month immediately after the Minimum Research Period, Cubist shall reimburse Novalon for any payments made by Novalon during the immediately preceding month in respect of (i) salary and fringe benefits payable by Novalon
               to no more than [              ]*


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               employed by Novalon and engaged solely in activities relating to the Collaboration, and (ii) laboratory supplies for use solely in activities relating to the Collaboration; provided, however, that the amount of any monthly payment that Cubist shall be required to make to Novalon pursuant to the foregone provisions of this
               Section 2.2(a) shall in no event exceed [                ]*
               (it being understood that any expenses incurred or payments, made by Novalon in connection with (the Collaboration in any month during the Minimum Research Period in excess of
               [               ]* shall be Novalon's sole responsibility and
               Cubist shall have no obligation to reimburse Novalon with respect to any such excess).
               [




                     ]*

          (b) On the first day of each month during the Remaining Research Period and on the first day of the first month immediately after the Remaining Research Period, Cubist shall reimburse Novalon for the direct costs incurred by Novalon in connection with activities relating to the Collaboration, provided that such costs shall not exceed [

                                                                    ]* (it being
               understood that any costs incurred by Novalon in connection with the Collaboration activities that are in excess of [
                                    ]* shall be Novalon's sole
               responsibility and Cubist shall have no obligation to reimburse Novalon with respect to any such excess).

               2.3 Obligations Following Termination of Collaboration. Except for Cubist's obligation, pursuant to Section 2.2(a) above, to make a payment to Novalon on the first day of the first month immediately after the Remaining Research Period and except for any other payment obligations of Cubist in connection with the Collaboration which are agreed upon by the parties in writing after the date hereof and which by their own terms survive the Collaboration Termination Date, Cubist shall have no obligations or liabilities to Novalon pursuant to this Section 2 (including, without limitation, the obligation to make payments to Novalon in



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connection with the Collaboration) from and after the Collaboration Termination
Date.

         2.4      Exclusivity.

          (a)     Until [

                         ]* Novalon shall not engage in

                  any research collaboration, any drug discovery or drug development collaboration, partnership or alliance, any licensing transactions or any other kind of transaction, involving all or any portion of Novalon's intellectual property or know-how or the intellectual property or know-how of any Person; provided, however, that the foregoing provisions of this Section 2.4(a) shall not preclude Novalon from engaging in the Collaboration. The restrictions set forth in this Section 2.4(a) may be waived, in any instant, by written consent of Cubist.

         (b) During the period commencing upon the expiration of the restrictions set forth in Section 2.4(a) above and ending on the Collaboration Termination
                  Date, Novalon shall not engage in any research or screening activities or programs, any research collaborations, any drug discovery or drug development collaborations, partnerships or alliances, any licensing transactions, or any other kind of transactions, in the anti-bacterial and anti-fungal therapeutic area;
                  provided, however, that the foregoing provisions of this Section 2.4(b) shall not preclude Novalon from engaging in (i) the Collaboration, or (ii) any research or screening activity or program so long as it (A) covers, a finite number of specific biological targets for drug discovery and development, none of which have been subject to research and development activities pursuant to the Collaboration, (B) provides for Novalon to engage in active research, discovery and development activities with respect to all of such biological targets, (C) provides for the payment to Novalon of commercially reasonable consideration and (D) does not preclude Novalon from entering into similar arrangements with other parties (including Cubist) relating to other targets in the same or any different field of pathogen. The restrictions set forth in this Section 2.4(b) may be waived. in any instance, by written consent of Cubist.

         (c)      Until [


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                           ]* Novalon, subject to any

                  applicable nondisclosure agreements between Novalon and third parties, shall discuss and coordinate in advance with Cubist any contacts, meetings, discussions or negotiations that Novalon proposes to make or in which Novalon proposes to participate, to the extent that such proposed contacts, meetings, discussions or negotiations relate to any research or screening activities or programs, any research collaboration, any drug discovery or drug development collaboration, partnership or alliance, any licensing transaction, or any other kind of transaction, involving all or any portion of Novalon's intellectual property or know-how or the intellectual property or know-how of any Person; provided, however, that the foregoing provisions of this
                  Section 2.4(c) shall not apply to the Collaboration.

         Section 3. License. Subject to all of the terms of this Agreement, Novalon hereby grants to Cubist a worldwide right and license to use the Novalon Patent Rights and the Novalon Technology, for purposes of (i) researching, screening for, discovering or developing anti-bacterial or anti-fungal drug candidates or antibacterial or anti-fungal drug discovery targets or (ii) selling, licensing, marketing or otherwise commercializing anti-bacterial or anti-fungal drugs discovered or developed using any portion of the Novalon Patent Rights and the Novalon Technology. The license shall be perpetual and irrevocable. The license shall be exclusive with respect to any Novalon Patent Rights and Novalon Technology that were developed in the course of the research and development activities provided for in Section 2 hereof. Cubist shall have the right to sublicense the license granted to Cubist pursuant to this Section 3. Except for any payments made or required to be made by Cubist to Novalon pursuant to Section 2.2 or Section 4.1 in connection with the Collaboration, Cubist shall not have to pay or otherwise owe to Novalon any consideration of any kind in connection with the license.

         Section 4.      Royalties & Payments.

         Section 4.1 Royalties. In consideration for the license granted under this Agreement, Cubist shall pay royalties (collectively, the
Royalties) to Novalon, within [    ]* after the end of each calendar quarter,
in the amount of [    ]* of all revenue actually received by Cubist from
third parties to the extent that such revenue is directly attributable to (a) Net Sales of Products for such quarter, (b) drug development milestone payments actually received by Cubist during such quarter on account of any antibacterial or antifungal drug candidate that was discovered or developed as a result of the use of the Novalon Patent Rights or the Novalon Technology, and (c) any

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licensing fees actually received by Cubist during such quarter with respect to any Sublicense.

         Section 4.2 Payments. All payments due under this Agreement shall be paid (a) in full without deduction of exchange, collection, taxes or other fees that may be imposed by any government and (b) in United States dollars at Novalon's office in Chapel Hill, North Carolina or at such other place as Novalon may designate consistent with applicable law. Currency conversions shall be made by reference to the prevailing exchange rate for bank transfers from the foreign currency to U.S. Dollars, as quoted at BankBoston on the last business day of the calendar quarter immediately preceding the payment due date. If by law, regulation or fiscal policy of any country, conversion from that country's currency into U.S. dollars is restricted or forbidden, written notice thereof shall be given to Novalon and payment of amounts from that country shall be made through such lawful means as Novalon shall designate, including, without limitation, deposit of local currency in such recognized banking institution as Novalon shall designate. When in any country the law or regulation prohibits both the transmittal and the deposit of royalties as sales in that country, royalty payments from that country will be suspended for as long as the prohibition is in effect and, as soon as the prohibition ceases, all royalties that Cubist or its Sublicensees would have been obligated to pay, but for the prohibition, will promptly be deposited or transmitted, as (be case may be, to the extent then allowed.

         Section 5.  Intellectual Property.

         Section 5.1 Ownership Rights. Novalon shall own all Technology and inventions made, developed or discovered solely by its employees or agents or by the employees or agents of any of its Affiliates, and shall own all Patent Rights relating to such Technology and inventions. Cubist shall own all Technology and inventions made, developed or discovered solely by its employees or agents or by the employees or agents of any of its Affiliates, and shall own all Patent Rights relating to such Technology and inventions. Cubist and Novalon shall own all Technology and inventions developed jointly by the employees or agents of Novalon and Cubist or their respective Affiliates, and shall own all Patent Rights relating to such Technology and inventions. Subject to the provisions of Section 5.2 below, Novalon retains all rights to file and prosecute any and all patent applications included within the Novalon Patent Rights, and Cubist retains all rights to file and prosecute any and all patent applications included within the Cubist Patent Rights.

         Section 5.2 Patent Filings. Novalon shall, at its expense and using patent attorneys selected by it, apply for, seek issuance of and maintain the Novalon Patent Rights and other patents based on the Novalon Technology in the United States and in such other countries as are identified in the Patent List hereto or as Cubist may request in writing; provided that Cubist shall cooperate with

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Novalon in such prosecutions filing and maintenance. Cubist shall be given at least ten (10) days to advise and comment upon such filings and actions as are undertaken by Novalon. Novalon may, in its discretion, decline to apply for, prosecute or maintain any Novalon Patent Rights in any country, but shall give timely notice to Cubist of any such determination, whereupon
Cubist may undertake such action, in the name and on behalf of Novalon, at its own expense. Novalon agrees to cooperate with (Cubist as reasonably necessary to permit Cubist to be able to prosecute or maintain any Novalon Patent Rights in those countries that Novalon declines to undertake action. Novalon also agrees to cooperate with Cubist as reasonably necessary to permit Cubist to be able to prosecute or maintain any Cubist Patent Rights arising from the Collaboration in those countries selected by Cubist.

         Section 6.  Indemnification.

         Section 6.1 Indemnification. Cubist shall at all times defend and hold Novalon, and its officers, directors, employees, agents and Affiliates (together, Novalon Indemnitees) harmless from and against all claims, suits, demands, liability and expenses, including legal expenses and reasonable attorneys' fees, arising out of (a) the death of or injury to any person or persons, (b) damage to property, or (c) any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from (i) the production, manufacture, shipping, handling, use (in commerce or otherwise), sale, lease, consumption, promotion or advertisement of the Products by Cubist or any Sublicensee or (ii) any obligation or activity of Cubist under this Agreement or of any Sublicensee under any Sublicense; provided that Cubist shall have no obligation to indemnify Novalon to the extent of liability attributable to the Novalon's gross negligence or willful misconduct.

         Section 6.2 Indemnification. Novalon shall at all times defend and hold Cubist, its officers, directors, employees, agents and Affiliates (together, Cubist Indemnitees) harmless from and against all claims, suits, demands, liability and expenses, including legal expenses and reasonable attorneys' fees, arising out of any claim, proceeding, demand, expense and liability of any kind whatsoever resulting from (i) the Novalon Patent Rights and the Novalon Technology or (ii) any obligation or activity of Novalon under this Agreement; provided that Novalon shall have no obligation to indemnify Cubist to the extent of liability attributable to the Cubist's gross negligence or willful misconduct.

         Section 7.  Infringement.

         Section 7.1 Notice. Cubist shall notify Novalon promptly in writing of any alleged Infringement of the Novalon Patent Rights by a third party and shall provide any available evidence thereof.

         Section 7.2 Prosecution By Novalon. Novalon shall have the right, at its sole discretion, to prosecute, at its own expense, any alleged infringements of the

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Novalon Patent Rights. Cubist agrees to allow Novalon to include Cubist, at
Novalon's expense, as a party plaintiff in any suit brought with respect to infringement alleged to have occurred during the Collaboration within the antibacterial and anti-fungal therapeutic area. In the event that Novalon takes the lead counsel role with respect to the commencement or defense of any action, the total cost shall be borne by and any recovery or damages shall be paid solely to Novalon. Cubist shall have the right to participate in any action, at Cubist's expense, and Novalon agrees to consult with counsel for Cubist on any significant matters related to the litigation.

         Section 7.3  Prosecution By Cubist.

         (a) Procedure. If Novalon, within six (6) months after having been notified of an alleged infringement, shall have been unsuccessful in negotiating with the alleged infringer to cease and desist such infringement and shall not have brought an infringement action, or if Novalon shall notify Cubist at any time prior thereto or its intention not to bring suit against any alleged infringer, then Cubist shall have the right, but shall not be obligated, to prosecute at its own expense any such infringement of the Novalon Patent Rights. Cubist shall be entitled to offset the costs of any such litigation against any amounts due by Cubist to Novalon under this Agreement. In such circumstances, Cubist may use the name of Novalon as the plaintiff if necessary for the prosecution of the infringement suit. Notwithstanding anything in the foregoing to the contrary, no settlement, consent judgment or other voluntarily final disposition of any such suit may be entered into without the consent of Novalon, which consent shall not be unreasonably withheld.

         (b) Damages. In the event that Cubist undertakes litigation pursuant to Section 7.3(a) for the enforcement of Novalon Patent Rights, any recovery of damages by Cubist for each suit shall be applied as follows: (a) first, to Cubist to reimburse Cubist for the expenses of the litigation or suit, including reasonable attorneys' fees, (b) then, second, to Novalon to reimburse Novalon for its expenses of the litigation or case, including reasonable attorneys' fees and any Running Royalty Amounts and licensing Fees withheld by Cubist pursuant to Section 8.3(a), (c) then, third, an amount equal to the aggregate dollar amount of sales revenue made by the infringing
person would be allocated [              ]*  to Cubist and [              ]*
to Novalon and (d) then, the balance would be allocated [              ]*
between Cubist and Novalon.

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         Section 7.4  Actions Against Cubist or Novalon.

         (a) In the event that an action alleging invalidity or noninfringement of any of the Novalon Patent Rights shall be brought against Cubist or against Novalon (whether as an independent action or as a counterclaim of a suit filed by Cubist pursuant to Section 7.3(a)), Novalon, at its sole option, shall have the right, within thirty (30) days after the commencement of such action, to take or regain control of the action at its own expense. If Novalon shall determine not to exercise this right, Cubist may take over or remain as lead counsel for the action at Cubist's sole expense, with any settlement or recovery subject to the approval provisions of Section 7.3(a) and allocation provisions of Section 7.3(b).

         (b) In the event that an action alleging any of the Novalon Patent Rights or Novalon Technology infringes, or resulted from the misappropriation of, any third party shall be brought against Cubist or against Novalon (whether as an independent action or as a counterclaim of a suit filed by Novalon pursuant to Section 7.2), Cubist, at its sole option, shall have the right, within thirty (30) days after the commencement of such action, to take or regain control of the action at its own expense. If Cubist shall determine not to exercise this right, Novalon may take over or remain as lead counsel for the action at Novalon's sole expense.

         Section 7.5 Cooperation. In any infringement suit, either party shall be entitled to request the cooperation and assistance of the other party, at the requesting party's expense, as may be reasonably necessary for the suit. Each party agrees to make available relevant records, papers, information, samples and specimens, as well as to have its employees testify upon request.

         Section 7.6 Third Party Licenses. If Cubist and Novalon mutually determine that sales of Products or use of the Novalon Patent Rights or Novalon Technology would be impractical or impossible without obtaining a royalty-bearing license from a third party, Cubist may enter into a license with such third party, and Cubist shall be permitted to offset royalties or any other amounts paid thereunder as a deduction within the calculation of Royalties, unless the third party is an Affiliate of Cubist; provided,
however, that Cubist shall be entitled to offset no more than [            ]*
of the Royalties otherwise payable to Novalon.

         Section 8.  Dispute Resolution.

         Section 8.1 Scope and Enforcement. Any controversy or claim arising between the parties in connection with this Agreement shall be resolved by binding arbitration in accordance with the terms and conditions of this
Section 9; provided,

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that actions by either party seeking equitable or declaratory relief may be brought in court pursuant to Section 9. This agreement to arbitrate shall continue in full force and effect despite the expiration, rescission or termination of this Agreement. All arbitration shall be undertaken in accordance with the federal policy favoring arbitration, as set forth in the Federal Arbitration Act, and the decision of the arbitrator(s) shall be enforceable in any court of competent jurisdiction. The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein. The arbitrator(s) shall apply the law of the Commonwealth of Massachusetts and the arbitration shall be held in Boston, Massachusetts or in such other city as the parties may mutually agree.

         Section 8.2 Procedure. Any party may demand arbitration by sending written notice to the other party. The arbitration and the selection of the arbitrator(s) shall he conducted in accordance with such rules as may be agreed upon by the parties, or, failing agreement within thirty (30) days after arbitration is demanded, under the Commercial Arbitration Rules of the American Arbitration Association (AAA), as such rules may be modified by this Agreement. If the parties are unable to agree upon a single arbitrator within sixty (60) days, three (3) arbitrators shall be used, one selected by each party within ten (10) days after the conclusion of the sixty (60) day period and a third selected by the first two within ten (10) days thereafter. The arbitrator or arbitrators shall be accredited by the AAA and shall be individuals with relevant business experience in structuring and negotiating biotechnology research collaborations; provided, however, that the parties may mutually agree in writing to waive either UT both of the foregoing requirements. Unless the parties agree otherwise, they shall be limited in their discovery to directly relevant documents- Responses or objections to a document request shall be served twenty (20) days after receipt of the request. The arbitrator(s) shall resolve any discovery disputes.

         Section 8.3 Awards. The arbitrator(s) shall have the authority to award actual money damages (with interest on unpaid amounts from the date due), specific performance, and temporary injunctive relief, but the arbitrator(s) shall not have the authority to award exemplary or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitration shall be of each party's individual claims only, and no claim of any other party shall be subject to arbitration in such proceeding. The parties are unable to agree on the appointment of a single arbitrator, each party shall bear the cost of the arbitrator appointed by such party and the cost of the third arbitrator shall be shared equally by both parties. Each party shall be responsible for all costs incurred by it in preparing for and participating in the arbitration. Except as otherwise required by law, the parties and the arbitrator(s) agree to maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

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         Section 9.  General Provisions.

         Section 9.1 Remedies. The parties acknowledge and agree that, in the event of a breach or a threatened breach by either party of Section 9.4 hereof, the other party may suffer irreparable damage for which it will have no adequate remedy at law and, accordingly, shall be entitled to injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, without the necessity of posting any bond or surety, in addition to any other remedy it might have at law or at equity.

         Section 9.2 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to its rules concerning conflicts of laws.

         Section 9.3 Exclusive Venue; Consent to Jurisdiction. Any action, suit or other proceeding pursuant to, arising under, or touching or concerning this Agreement or the transactions contemplated hereby (other than those for which arbitration pursuant to Section 8 is the sale forum) shall be brought exclusively in any court of competent jurisdiction in the State of Delaware. The parties agree to take any and all necessary or appropriate action to submit to the exclusive jurisdiction of any such court. In any such action, suit or proceeding, the successful or prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with that action, suit or proceeding, in addition to any other relief to which such party may be entitled.

         Section 9.4 Confidentiality. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees to take all reasonable steps to prevent disclosure of Confidential Information; provided that no provision of this Agreement shall be construed to preclude such disclosure of Confidential Information as may be necessary or appropriate to obtain from any governmental agency any necessary approval or license or to obtain patents that are to be included in Novalon Patent Rights.

         Section 9.5 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authority officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

         Section 9.6 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between Cubist and Novalon do not constitute a partnership, joint venture, agency or contract of employment between them.

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         Section 9.7 Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld in the case of any assignment pursuant to a merger, consolidation or sale of substantially all of the assets or stock of a party, provided that (a) nothing contained in this Section 9.7 shall prohibit sublicensing, and (b) the proposed assignee under this Section 9.7 agrees in writing to assume all of the obligations of such party under this Agreement.

         Section 9.8 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         Section 9.9 Use of Names. Neither party shall use the name of the other party or any officer, employee or consultant of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or In any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used; provided that Cubist may state that it is licensed by Novalon under the Novalon Patent Rights and the Novalon Technology and may make such disclosure as is required by the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

         Section 9.10 Notices. All communications hereunder shall be in writing and shall he deemed to have been duly given upon receipt by the addressee at the addresses set forth below or such other address as either party may specify by notice sent in accordance with this Section:

         If to Cubist:

         Cubist Pharmaceuticals, Inc.
         24 Emily Street
         Cambridge, MA 02139
         Boston, MA 02118
         Attention:  Scott M. Rocklage, Ph.D.
         Telecopier: (617) 576-0232

         With a copy to,

         Bingham Dana LLP
         150 Federal Street
         Boston, MA  02110
         Attention:  Julio E. Vega, Esquire
         Telecopier: (617) 951-8736


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         (i)      If to Novalon:

         Novalon Pharmaceutical Corporation
         214 West Cameron Avenue, Suite B
         Chapel Hill, N.C. 27516
         Attention:   Dana M. Fowlkes, NM, Ph.D.
         Telecopier:  (919) 968-9255

         with a copy to:

         Jenner & Block
         12th Floor
         601 Thirteenth Street, N. W.
         Washington, D.C. 20005
         Attention:   D. Joe Smith, Esquire
         Telecopier:  (203) 639-6066

         Section 9.11 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

         Section 9.12 Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms and conditions hereof and any terms or conditions set forth in any purchase order or other document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail.

         Section 9.13 Captions. Captions or the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the terms and conditions hereof.

         Section 9.14 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

         Section 9.15 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all prior agreements and understandings relating to the subject matter hereof (including, without limitation, Section 7 of the

Stock Purchase Agreement), and no representations, inducements, promises or agreements, whether oral or otherwise, between such parties not contained herein or incorporated herein by reference shall be of any force or effect.

         Section 9.16 Acquisition. This Agreement shall immediately terminate upon consummation of the Acquisition.

         Section 9.17 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be presumptively construed against either of them.

         Section 9.18 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

CUBIST PHARMACEUTICALS, INC.              NOVALON PHARMACEUTICAL
                                          CORPORATION

/s/ Mark Carthy for Scott M. Rocklage      /s/ Dana M. Fowlkes
-------------------------------------      -------------------------------------
By:     Scott M. Rocklage                  By:     Dana M. Fowlkes
Title:  President and Chief                Title:  President and Chief
        Executive Officer                          Executive Officer


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


                                                                      Schedule I
                                                                     Definitions

         When used as capitalized terms in the Research Collaboration and License Agreement to which this Schedule I is attached, the following terms shall have the respective meanings set forth below:

         AAA has the meaning specified in Section 10.

         Acquisition means the acquisition by Cubist of all of the outstanding shares of Novalon's capital stock.

         Acquisition Option means Cubists option to acquire all of the outstanding shares of Novalon's capital stock pursuant to that certain Acquisition Option Agreement, dated May 5, 1997.

         Acquisition Option Expiration Date means the earlier of (i) [ ]* or
(ii) such date as the Acquisition Option terminates pursuant to that certain Acquisition Option Agreement, dated May 5, 1997.

         Affiliate means with respect to any person or Entity, any other person or Entity that controls, is controlled by or is under common control with the specified person or Entity. As used in this definition, the term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Entity, whether through ownership of voting securities, by contract or otherwise.

         Agreement means the research collaboration and license agreement to which this Schedule I is attached, together with all Schedules and Exhibits annexed thereto, as the same shall be modified and in effect from time to time.

         Collaboration means the collaboration and other research activities engaged in by Cubist and Novalon pursuant to Section 2 of this Agreement.

         Collaboration Termination Date means the earlier of (i) [ ]* or (ii) the effective date of termination of the Collaboration pursuant to the provision, of Section 2.1(a) of this Agreement.

         Confidential Information means all information and data provided by the parties to each other hereunder in written or other tangible medium and


--------------------------
* Confidential Treatment requested: material has been omitted and filed separately with the Commission.

marked as confidential, or if disclosed orally, confirmed in writing within thirty (30) days after disclosure, except any portion thereof which:

         (a) is known to the receiving party, as evidenced by the receiving party's written record, before receipt thereof under this Agreement;

         (b) is disclosed to the receiving party by a third person who has a right to make such disclosure; or

         (c) is or becomes generally known in the trade through no fault of the receiving party.

         Cubist Indemnitee has the meaning specified in Section 6.2.

         Cubist Patent Rights means Patent Rights which are owned by Cubist or any of its Affiliates or which Cubist or any of its Affiliates has the right to license or sublicense to persons or Entities.

         Cubist Technology means Technology which is owned by Cubist or any of its Affiliates or which Cubist Or any of its Affiliates has the right to license or sublicense to persons or Entities.

         Effective Date has the meaning set forth in the preamble to this Agreement.

         Entity means any corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership or other legal entity or organization.

         Exhibit A means Exhibit A to this Agreement, as said Exhibit A may be amended and in effect from time to time.

         Minimum Research Period means the period commencing
on the Effective Date and ending on the later of [         ] * or [           ]*
after the Acquisition Option Expiration Date.

         Net Sales means all gross amounts billed to any person or Entity (other than an Affiliate of such person or Entity) at the earliest of invoice, shipment or payment in respect of Products, less the sum of the following amounts:

         (a) sales and use taxes, tariffs, duties and the like imposed directly and with reference to particular sales or leases; plus

         (b)      outbound shipping prepaid or actually allowed;
                  plus


--------------------------------------
* Confidential Treatment requested: material has been omitted and filed separately with the Commission.

         (c)      amounts allowed on credits or returns; plus

         (d)      discounts allowed in amounts customary in the trade.

         Novalon Indemnitee has the meaning specified in Section 6.1.

         Novalon Patent Rights means Patent Rights as they relate to Cubist's Specified Research Program as described in 2.1 c. which are owned by Novalon or any of its Affiliates or which Novalon or any of its Affiliates has the right to license or sublicense to persons or Entities. Without limiting the generality of the foregoing, the term Novalon Patent Rights shall include all Patent Rights of Novalon as they relate to Cubist's Specified Research Program as described in
2.1 c. with respect to the patents and patent applications listed in the Patent List.

         Novalon Technology means Technology as it relates to Cubist's Specified Research Program as described in 2.1 c which is owned by Novalon or any of its Affiliates or which Novalon or any of its Affiliates has the right to license or sublicense to persons or Entities.

         Patent List means Exhibit C annexed hereto as they may be amended and in effect from time to time.

         Patent Rights means all rights related to any of the following:

         (a)      all United States and foreign patent
                  applications and provisional applications;

         (b) all patents issued with respect to all United States and Foreign patent applications and provisional applications and with respect to divisionals and continuations of these applications;

         (c) claims of United States and foreign continuation-in-part applications, and of resulting patents, that are directed to subject matter described in the patent applications described in clause (a) above;

         (d) claims of all foreign patent applications and of the resulting patents that are directed to the subject matter described in the United States patents and patent applications described in clauses (a), (b) or (c) hereof, and

         (e)      any reissues of United States patents described in (a), (b) or
                  (c) hereof

         Products means any anti-bacterial or anti-fungal drug that was discovered or developed as a result of the use of the Novalon Patent Rights or the Novalon Technology.

         Remaining Research Period means the period commencing at the end of the Minimum Research Period and ending on the Collaboration Termination Date.

         Royalties has the meaning set forth in Section 4. 1.

         Sublicense means any license or right granted by Cubist to any person or Entity (and any such license or right granted by such person or Entity to any other person or Entity) to use the Novalon Patent Rights or the Novalon Technology to the same extent as Cubist is entitled pursuant to this Agreement, together with all agreements between the parties related thereto.

         Sublicensor means any person or Entity (including without limitation, Cubist) who grants a Sublicense.

         Sublicensee Any person or Entity to whom a Sublicense is granted.

         Technology means all proprietary developments, ideas, designs, concepts, techniques, processes, inventions, cell lines, discoveries, improvements, research results, toxicology data, assays, preclinical data, mask Works, manufacturing processes, clinical results, regulatory submissions, approvals and licenses, product licenses, papers, photographs, computer programs and databases, manuals, prototypes, models, plans, drawings, formulations, specifications, methods, shop-practices, formulas, supplier lists, engineering and manufacturing information costing information, accounting and financial data, and strategic plans (without regard to whether they are Confidential Information, patentable or copyrightable) of a person but that are not included within Patent Rights, including without limitation,

         (a) inventions that are the subject of patent applications for which patents do not issue or are invalidated (from and after the date a final determination is made from which no further appeal may be taken);

         (b) inventions that directly relate to the Patent Rights but do not infringe a valid, unexpired or pending claim contained in the Patent Rights;

         (c) from and after the abandonment of a claim of a patent contained in the Patent Rights or after the removal of a patent from the list of Patent Rights, inventions formerly covered thereby; and

         (d) in countries where the parties hereto have agreed that obtaining patent protection is not economically viable or advisable, all inventions that directly relate to the Patent Rights.